Exhibit 99.1

NYSE: BWS
For Immediate Release
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093
Brown Shoe Reports Earnings Per Share Up Sharply to $2.52 for Fiscal 2002;
Results for 4th Quarter Reach $0.51

            ST. LOUIS, MISSOURI, February 26, 2003 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced earnings of $2.52 per diluted share for the 52-week fiscal year ended February 1, 2003, dramatically higher than the previous year's earnings and slightly higher than the company's most recent guidance. With the effects of nonrecurring gains and nonrecurring losses factored out, the company's earnings rose 56 percent from a year ago.

            Sales for the 52 weeks rose to $1,841,443,000, an increase of 4.9 percent from the $1,755,848,000 for the 52 weeks of fiscal 2001. Net income for fiscal 2002 -- including after-tax recoveries of $1.2 million, or 7 cents per diluted share, of nonrecurring charges recorded in fiscal 2001 -- was $45,172,000, or $2.52 per diluted share. That compared with a net loss of $3,962,000, or 23 cents per diluted share, in fiscal 2001 - a loss that included nonrecurring charges of $32.2 million, or $1.84 per diluted share, from initiatives to improve competitiveness, eliminate redundant infrastructure, increase profitability and restructure debt.

            To better illustrate the ongoing operating results of the company, income in 2002 excluding the nonrecurring gain, was $43,957,000, or $2.45 per diluted share. Excluding the nonrecurring charges, income in 2001 was $28,257,000, or $1.61 per diluted share. After these exclusions, net earnings rose 56 percent; and earnings per share increased 52 percent.

            "In fiscal 2001 we initiated a broad program to improve our profitability and our competitiveness," said Ron Fromm, Brown Shoe Chairman and CEO. "In fiscal 2002, we reaped the benefits."

            Sales for the fourth quarter of fiscal 2002 were $452,132,000, an 8.9 percent increase over sales of $415,270,000 in the fourth quarter of fiscal 2001. Income for the fourth quarter, including the recovery of nonrecurring charges taken in 2001, was $9,348,000, or 51 cents per diluted share. That compared with a loss of $28,019,000, or $1.63 per diluted share, in the fourth quarter of 2001. Excluding the recovery, income in the fourth quarter of 2002 was $8,133,000, or 45 cents per diluted share. Excluding the nonrecurring charge, income in the fourth quarter of 2001 was $4,200,000, or 24 cents per diluted share.

            The after-tax nonrecurring gains in fiscal 2002 resulted from the recovery of $.5 million from the reserve established to close under-performing Naturalizer retail stores and $.7 million from the severance reserve established to implement a new shared services platform. Both programs were completed at lower costs than originally estimated.

            Commenting on the year's results, Fromm said, "Our consolidated sales, margins and profits continued to grow, with improvement coming from nearly every area. Our Wholesale branded, licensed and private label businesses had an exceptional year, as our footwear performed well at retail. In fact, Naturalizer, our leading brand, showed double-digit growth for its third straight year. It gained 17.8 percent in wholesale sales. Furthermore, the Naturalizer Retail segment performed better than in fiscal 2001.

            "Famous Footwear's new management team significantly improved its operating earnings. We put fresher merchandise in our Famous Footwear stores and our consumers responded. Our inventory turns at Famous Footwear, our branded family shoe-store chain, rose 19 percent in a year when traffic was down. Our gross margin rate remained strong throughout the year.

            "Many of these improvements were the payoff to initiatives begun in 2001 under the name of Project IMPACT, the company's enterprise-wide program to achieve Improved Performance and Competitive Transformation.

            "Under Project IMPACT, we instituted new supply chain processes at Famous Footwear. We cleared aged goods and lowered our inventories while increasing the freshness of our product offering at Famous Footwear. We improved our consumer-focused product design processes to win more market share for our wholesale businesses. We launched a shared services initiative to boost our administrative efficiencies. We closed 106 under-performing Naturalizer stores in the U.S. And we built a new management team at Famous Footwear," Fromm said.

            "It worked. And in the process, our teams managed these initiatives at a cost of $1.2 million, or 7 cents per share, less than we had anticipated.

            "Looking ahead, we expect 2003 to be a year in which we will balance our investment needs while sustaining our earnings momentum. We estimate earnings per share of $2.75, after factoring in the significant investment we are making in operations. Our major investments will be geared to driving traffic at our Famous Footwear stores and building greater preference for our wholesale brands."

Full-Year Results for Famous Footwear

           Famous Footwear achieved record sales in fiscal 2002 of $1.075 billion. This 2.9 percent increase reflected higher sales from new stores and increased square footage, offset in part by a 1.3 percent decrease in same-store sales. The same-store sales decline resulted from lower traffic counts through most of the year. However, because of an improved product mix, the percentage of customers making purchases increased.

            In fiscal 2002, 53 new stores opened and 55 closed, leaving the company with 918 at year's end. The new stores averaged about 10,000 square feet each, and the closing stores averaged about 5,000 square feet, so total square footage increased from 5.9 million square feet at the end of fiscal 2001 to 6.2 million at the end of fiscal 2002.

            Fiscal 2002 operating earnings for Famous Footwear were $46.3 million, versus $25.5 million in fiscal 2001 -- excluding nonrecurring charges last year of $16.5 million, $16 million of which was to write down inventory to accelerate the clearance of older merchandise. The chain's significant improvement in operating earnings resulted from Project IMPACT-related changes in its buying, allocation and merchandising functions. These changes resulted in a fresher product mix, which led customers to increase their purchases of higher-margin, trend-right, in-season merchandise.

            "Famous Footwear emerged from 2002 much stronger," Fromm said, "with nearly all operating metrics positive except for store traffic levels. Inventories at year-end on a per square foot basis have been reduced 21% over the past 24 months, with the percentage of aged inventory at historically low levels. Under the leadership of Joe Wood, our new management team has done an outstanding job in their first year. We look for metrics to improve even further in 2003."

Full-Year Results for Wholesale Division

           Wholesale sales were $566.4 million, up 12.5 percent from the $503.3 million recorded a year ago. Operating earnings were $55.2 million, up 6.0 percent from last year's $52.0 million, excluding nonrecurring charges of $0.5 million.

            The sales gain was spread among nearly all of the operation's branded, licensed and private label divisions.

            Sales of the company's flagship Naturalizer brand rose 17.8 percent, after rising 28.6 percent last year and 18.6 percent the year before. Naturalizer continues to gain market share in department stores, moving up to the third position in fiscal 2002 from fourth the year before. In fiscal 2000 the brand was in sixth position and was seventh in 1999.

            Sales gains also were achieved by LifeStride, Dr. Scholl's and Children's licensed products, and private label product. In addition, sales and distribution expanded for the Carlos by Carlos Santana and Hot Kiss licensed footwear lines.

Full-Year Results for Naturalizer Retail

            Naturalizer Retail stores, located throughout the U.S. and Canada, posted sales of $195.4 million in 2002, versus $207.0 million last year. Eighty-nine stores were closed in 2002; 22 were opened. Twenty-four stores also were closed in late fiscal 2001, under Project IMPACT.

            The result of this program was better operating results for this segment. Operating earnings in fiscal 2002 were $.5 million, excluding a $.9 million recovery of the charges taken in fiscal 2001. In fiscal 2001, there was an operating loss of $1.9 million, before nonrecurring charges of $16.8 million.

            Same-store sales in the ongoing domestic stores rose 4.3 percent, led by gains in the division's outlet stores and catalog/internet business. In Canada, however, same-store sales fell 6.0 percent. At year's end, there were 389 Naturalizer Retail stores, compared to 456 at the end of fiscal 2001. Plans are to open about five stores in fiscal 2003 while closing 10.

            "Our decision to close under-performing stores, while painful, has produced good results," Fromm said. "We are pleased that this program is complete, and we look forward to continued improved results from this segment, which plays such an important role in building our brand."

            Looking at the company's financial position, net cash provided by operating activities increased nearly five-fold in fiscal 2002 to $103.7 million, up from $21.1 million last year. Total debt decreased to $152 million from $216 million at year-end in 2001. The debt to capital ratio improved to 34.0 percent from 45.7 percent last year.

            Looking ahead, the company remains comfortable with its previous earnings per share estimates of $2.75 for fiscal year 2003. Earnings for the first quarter are planned slightly up compared to 2002 -- within the range of $0.44 to $0.48 per share versus $0.43 in 2002.

Fourth Quarter Earnings and Conference Call

           A conference call to discuss fourth quarter results will be held at 4:30 p.m. EST this afternoon. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.companyboardroom.com. At the website, type in the BWS ticker symbol to locate the broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to various risks and uncertainties that could cause actual results to differ materially. These include general economic conditions, competition, consumer apparel and footwear buying trends, and political and economic conditions in Brazil and China, which are significant footwear sourcing countries. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors.

Brown Shoe is a $1.84 billion footwear company with worldwide operations. The company operates the 900-store Famous Footwear chain, which sells brand name shoes for less. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie, Buster Brown; it also markets licensed brands including Dr. Scholl's and Carlos by Carlos Santana for adults, and Barbie, Spider-Man and Bob-the-Builder character footwear for children. Brown Shoe press releases are available on the company's web site at www.brownshoe.com.

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands)
	February 1, 2003	February 2, 2002
ASSETS

Cash and Cash Investments	$32,121	$22,712
Receivables, Net	82,486	68,305
Inventories, Net	392,584	396,227
Other Current Assets	20,978	39,238

Total Current Assets	528,169	526,482

Property, Plant and Equipment - Net	84,813	85,746
Other Assets	92,366	88,242

	$705,348	$700,470

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes Payable	$29,000	$64,250
Trade Accounts Payable	129,209	122,360
Accrued Expenses	100,801	84,521
Income Taxes	5,352	550
Current Maturities of Long-Term Debt	20,000	28,550

Total Current Liabilities	284,362	300,231

Long-Term Debt and Capitalized Leases	103,493	123,491
Other Liabilities	20,886	20,092
Shareholders' Equity	296,607	256,656

	$705,348	$700,470

BROWN SHOE COMPANY, INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(Thousands, except per share)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended

	February 1, 2003	February 2, 2002	February 1, 2003	February 2, 2002

Net Sales	$452,132	$415,270	$1,841,443	$1,755,848
Cost of Goods Sold	268,423	275,050	1,100,654	1,089,549

Gross Profit	183,709	140, 220	740,789	666,299
- % of Sales	40.6%	33.8%	40.2%	37.9%
Selling & Administrative Expenses	165,838	170,595	660,571	650,246
- % of Sales	36.7%	41.1%	35.9%	37.0%
Interest Expense	2,730	4,649	12,236	20,240

Loss on Early Redemption of Debt	-	7,556	-	7,556

Other Expense	3,705	3,153	6,483	1,488

Earnings (Loss) Before Income Taxes	11,436	(45,733)	61,499	(13,231)

Income Tax (Provision) Benefit	(2,088)	17,714	(16,327)	9,269

Net Earnings (Loss)	$9,348	$(28,019)	$45,172	$(3,962)

Net Earnings (Loss) per Common Share - Basic	$.54	$(1.63)	$2.60	$(.23)

- Diluted	$.51	$(1.63)	$2.52	$(.23)

Average Basic Number of Common Shares Outstanding	17,421	17,215	17,367	17,188

Average Diluted Number of Common Shares Outstanding	18,157	17,473	17,939	17,539

BROWN SHOE COMPANY, INC.
CONSOLIDATED STATEMENTS OF EARNINGS BEFORE NONRECURRING ITEMS

(Thousands, except per share)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended

	February 1, 2003	February 2, 2002	February 1, 2003	February 2, 2002

Net Sales	$452,132	$415,270	$1,841,443	$1,755,848
Cost of Goods Sold	269,226	254,950	1.101,457	1,069,449

Gross Profit	182,906	160,320	739,986	686,399
- % of Sales	40.5%	38.6%	40.2%	39.1%
Selling & Administrative Expenses	167,047	150,538	661,780	630,189
- % of Sales	36.9%	36.3%	35.9%	35.9%
Interest Expense	2,730	4,649	12,236	20,240
Other Expense	3,705	1,947	6,483	282

Earnings Before Income Taxes	9,424	3,186	59,487	35,688

Income Tax (Provision) Benefit	(1,291)	1,014	(15,530)	(7,431)

Earnings Before Nonrecurring Items	$8,133	$4,200	$43,957	$28,257

Earnings per Common Share Before Nonrecurring Items - Basic	$.47	$.24	$2.53	$1.64

-Diluted	$.45	$.24	$2.45	$1.61

Average Basic Number of Common Shares Outstanding	17,421	17,215	17,367	17,188

Average Diluted Number of Common Shares Outstanding	18,157	17,473	17,939	17,539

BROWN SHOE COMPANY, INC.
CONSOLIDATED CASH FLOWS
(Unaudited)

(Thousands)
	52 Weeks Ended February 1, 2003	52 Weeks Ended February 2, 2002
OPERATING ACTIVITIES
Net earnings	$ 45,172	$ (3,962)

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	24,891	26,707
Loss on disposal or impairment of facilities and equipment	5,081	6,394
Provision for losses on accounts receivable	652	763
Changes in operating assets and liabilities:
Receivables	(14,833)	(4,665)
Inventories	3,643	31,603
Prepaid expenses and other current assets	18,260	(19,230)
Trade payables and accrued expenses	23,129	(10,960)
Income taxes	4,802	(1,300)
Other, net	(7,062)	(4,287)

Net cash provided by operating activities	103,735	21,063

INVESTING ACTIVITIES
Capital expenditures	(25,648)	(26,319)
Other	148	2,587
Net cash used by investing activities	(25,500)	(23,732)

FINANCING ACTIVITIES
Decrease in short-term notes payable	(35,250)	(2,250)
Debt issuance costs	(265)	(5,214)
Repayments of long-term debt	(28,550)	(110,000)
Additions to long-term debt	-	100,000
Payments for purchase of treasury stock	-	(2,630)
Proceeds from issuance of common stock	2,283	1,972
Dividends paid	(7,044)	(6,988)

Net cash used by financing activities	(68,826)	(25,110)

Increase (decrease) in cash and cash equivalents	9,409	(27,779)
Cash and cash equivalents at beginning of year	22,712	50,491

Cash and cash equivalents at end of period	$ 32,121	$ 22,712

NOTES TO CONSOLIDATED STATEMENT OF EARNINGS:

  In the fourth quarter of fiscal 2002, the Company recorded pretax recoveries from the nonrecurring charges in 2001 of $2,012,000 ($1,215,000 aftertax) of which $803,000 is reflected as a reduction of Cost of Goods Sold and $1,209,000 is reflected as a reduction of Selling & Administrative Expense. These recoveries include $1,100,000 of the severance reserve established to implement a new Shared Services platform and $912,000 of the reserve established to close Naturalizer Retail stores. A tax provision of $797,000 associated with these recoveries was recorded in the fourth quarter of fiscal 2002.
  In the fourth quarter of fiscal 2001, the Company recorded nonrecurring charges related to the closing of Naturalizer Retail stores, inventory markdowns and management transition costs at Famous Footwear, severance costs for implementation of a Shared Services platform and goodwill impairment in the Company's e-commerce business. These charges totaled $41,363,000 on a pretax basis, of which $20,100,000 were reflected in Cost of Sales, $20,057,000 in Selling & Administrative Expenses, and $1,206,000 in Other Expense. A tax benefit of $14,055,000 associated with the nonrecurring charges was recorded in the fourth quarter of fiscal 2001.
  Also in the fourth quarter of fiscal 2001, the Company incurred and reported an extraordinary loss on the early redemption of debt, of $4,911,000, net of taxes. In fiscal 2002, the Company adopted Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The impact of adopting this statement was the reclassification of the fiscal 2001 extraordinary loss of $4,911,000 (net of $2,645,000 in taxes) to a separate line item on the Consolidated Statement of Earnings.
  Following is a reconciliation from net earnings and earnings per share as reported under GAAP to net earnings and earnings per share excluding nonrecurring charges and recoveries for the fourth quarter and full fiscal year.
	Fourth Quarter
	2002		2001
	Net Earnings	Diluted EPS	Net Earnings (Loss)	Diluted EPS

As Reported	$9,348	$.51	$(28,019)	$(1.63)
Nonrecurring Charges (Recoveries)	(1,215)	(.06)	27,308	1.59
Loss on Early Redemption of Debt	-	-	4,911.28

Earnings Before Nonrecurring Charges / Recoveries	$8,133	$.45	$4,200	$.24

	Fiscal Year
	2002		2001
	Net Earnings	Diluted EPS	Net Earnings (Loss)	Diluted EPS

As Reported	$45,172	$2.52	$(3,962)	$(.23)
Nonrecurring Charges (Recoveries)	(1,215)	(.07)	27,308	1.56
Loss on Early Redemption of Debt	-	-	4,911.28

Earnings Before Nonrecurring Charges / Recoveries	$43,957	$2.45	$28,257	$1.61

  The Company's income tax provisions and benefits in the respective periods are influenced by the mix of domestic versus offshore operating income, and the nonrecurring charges and credits recorded in fiscal 2001 and fiscal 2002. Offshore earnings are taxed at lower rates.